Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DIGITAL TRANSFORMATION OPPORTUNITIES CORP.

March 2, 2023

Digital Transformation Opportunities Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.   The name of the Corporation is “Digital Transformation Opportunities Corp.” The original certificate of incorporation was filed in the office of the Secretary of State of the State of Delaware on November 17, 2020 (the “Original Certificate”). The Amended and Restated Certificate of Incorporation, which both restated and amended the provisions of the Original Certificate, was filed in the office of the Secretary of State of the State of Delaware on March 9, 2021 (the “Amended and Restated Charter”).

2.   This Certificate of Amendment to the Amended and Restated Charter was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, as amended from time to time, and shall become effective on the date of filing with the Secretary of State of Delaware.

3.   Certain capitalized terms used in this Certificate of Amendment to the Amended and Restated Charter are defined where appropriate herein.

4.   The text of Article IX, subsection 9.2(a) of the Corporation’s Amended and Restated Charter is hereby amended and restated in full as follows:

“(a)   Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

5.   The text of Section 9.1(b) of Article IX of the Amended and Restated Charter is hereby amended and restated to read in full as follows:

“(b)   Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriter’s over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay franchise and income taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) not previously properly redeemed in accordance with clause (iii) below if the Corporation does not complete its initial Business Combination by the Termination Date (as defined below) and (iii) the redemption of any Offering Shares properly submitted in connection with a stockholder vote seeking to amend any provisions of this Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). If the Corporation has not consummated an initial business combination by June 30, 2023, Digital Transformation Sponsor LLC (the “Sponsor”) may extend, in its sole discretion, the period of time to consummate a Business Combination beyond June 30, 2023 up to three (3) times by one (1) month each time (each an “Extension Option”) for a total of three (3) months (each an “Optional Extension Period”), provided that (i) the Sponsor provides written notice of its intent to exercise an Extension Option to the Corporation no later than five (5) days prior to the end of the applicable deadline and (ii) the Sponsor deposits into the Trust Account $50,000 (each an “Additional Contribution”) on or prior to the applicable deadline, as evidenced by a non-interest bearing, unsecured promissory note issued by the Corporation in favor of the Sponsor in a principal amount equal to the Additional Contribution. The latest applicable Business Combination deadline, after giving effect to any extensions described in this Section 9.1(b), is referred to as the “Termination Date.” Holders of shares of the Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or any affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

In the event that the Corporation has not consummated an initial Business Combination on or before the Termination Date, the Corporation shall (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less amounts released to the Corporation to pay its franchise and income taxes and up to $100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (c) as promptly as reasonably possible following such redemption, subject to the approval of the Corporation’s remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to its obligations under the laws of the State of Delaware to provide for claims of creditors and other requirements of applicable law.

6.   The text of Section 9.1(d) of Article IX of the Amended and Restated Charter is hereby amended and restated to read in full as follows:

“(d)   In the event that the Corporation has not consummated an initial Business Combination by the Termination Date, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest (less amounts released to the Corporation to pay its franchise and income taxes and up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.”

7.   The text of Article IX, subsection 9.2(e) of the Corporation’s Amended and Restated Charter is hereby amended and restated in full as follows:

“(e)   If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”

8.   The text of Article IX, subsection 9.2(f) of the Corporation’s Amended and Restated Charter is hereby deleted in its entirety.

9.   The text of Section 9.7 of Article IX of the Amended and Restated Charter is hereby amended and restated to read in full as follows:

“Section 9.7 Additional Redemption Rights.   If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) to modify the substance or timing of the Corporation’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by the Termination Date or with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its franchise and income taxes, divided by the number of then outstanding Offering Shares.”

IN WITNESS WHEREOF, Digital Transformation Opportunities Corp. has caused this Certificate of Amendment to the Amended and Restated Charter to be duly executed in its name and on its behalf by an authorized officer as of this 2nd day of March, 2023.

DIGITAL TRANSFORMATION OPPORTUNITIES CORP.

By:	/s/ Kevin Nazemi
Name:	Kevin Nazemi
Title:	Chief Executive Officer